Exhibit 5.1
May 13, 2009
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Dear Sirs:
     We have acted as counsel in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3, including the base prospectus contained therein, filed by Delta Petroleum Corporation, a Delaware corporation (the “Company”), and certain of its subsidiaries with the Commission (Registration No. 333-157644, as amended, the “Registration Statement”) for the purpose of registering under the Act, among other securities, common stock, par value $0.01 per share, and (ii) the preparation of a preliminary prospectus supplement, dated May 6, 2009, and the final prospectus supplement, dated May 8, 2009 (together with the base prospectus, the “Final Prospectus”), in connection with the offer and sale of up to an aggregate of 172,500,000 shares of the Company’s common stock (the “Common Stock”), to be issued by the Company and sold pursuant to the terms of an underwriting agreement between the Company, J.P. Morgan Securities, Inc., BMO Capital Markets Corp. and Deutsche Bank Securities Inc. (the “Underwriting Agreement”).
     We have examined originals or certified copies of (i) the Underwriting Agreement and (ii) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Common Stock has been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefore provided for in the Underwriting Agreement, such Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
     A) We have assumed that the Common Stock will be issued and sold in the manner stated in the Registration Statement and the Final Prospectus, and in accordance with the terms of the Underwriting Agreement.

Delta Petroleum Corporation
May 13, 2009

     B) The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. Except as expressly stated above, we express no opinion with respect to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Final Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP

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